Exhibit 10.3

Amended & Restated Master Services Agreement
This Amended & Restated Master Services Agreement (the “Agreement”) is entered into and effective as of March 31, 2015 (the “Effective Date”) by and among:
1.	SS&C Technologies, Inc., a corporation incorporated under the laws of the State of Delaware (“SS&C”);
2.	Each of the collective investment vehicles listed in Schedule C (each a “Fund” and collectively, the “Funds”); and
3.	Ceres Managed Futures LLC, a limited liability company organized under the laws of the State of Delaware in its capacity as (a) either (i) the general partner of those Funds organized as limited partnerships or (ii) the managing member of those funds organized as limited liability companies and (b) the commodity pool operator of each Fund (“Ceres”).
The Funds and Ceres may be referred to collectively as “Client.”  SS&C and Client may be referred to individually as a “Party” or collectively as “Parties.”
1.            Definitions; Interpretation
1.1            As used in this Agreement, the following terms have the following meanings:
(a)            “Action” means any civil, criminal, regulatory or administrative lawsuit, arbitration or proceeding, in each case, made, asserted, commenced by any person (including any Government Authority), regardless of the legal, equitable or other theory.
(b)            “Affiliate” means, with respect to any person, any other person that is controlled by, controls, or is under common control with such person and “control” of a person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that person.
(c)            “Business Day” means a day on which the New York Stock Exchange is open for business.
(d)            “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.
(e)            "Client Data" means all data of Client, including data related to securities trades and other transaction data, investment returns, issue descriptions, and the like, and all output and derivatives thereof, necessary to enable SS&C to perform the Services.
(f)            “governing documents” means the constitutional documents of an entity and, with respect to a Fund, all minutes of meetings of the board of directors or analogous governing body and of Fund investors, and any offering memorandum, subscription materials and other disclosure documents utilized by a Fund in connection with the offering of any of its securities to investors, all as amended from time to time.
(g)            “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.
(h)            “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, or other losses of any kind.
(i)            “person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.
(j)            “Services” means the services listed in Schedule A.
(k)            “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.
(l)            “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

1.2            Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.
1.3            Section and Schedule headings shall not affect the interpretation of this Agreement.
1.4            Words in the singular include the plural and words in the plural include the singular.  The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.”  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  “Law” includes applicable statutes, rules, regulations, interpretations and orders of any Government Authority.
1.5            The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party.  The Parties have mutually negotiated the terms hereof and, accordingly, there shall be no presumption of law relating to the interpretation of contracts against the drafter.
2.            Services and Fees
2.1            SS&C will perform the Services in consideration of the fees, expenses and related payment terms listed in Schedule B.  SS&C shall be under no obligation or duty to perform any service or take any action unless it is specifically listed in Schedule A and no obligations or duties (including, fiduciary or analogous duties) other than those specifically provided for herein shall be implied.
2.2            In carrying out its duties pursuant to this Agreement, some or all Services may be delegated by SS&C to one or more of its Affiliates, with the prior written approval of Client.  If SS&C delegates any Services, such delegation shall not relieve SS&C of its duties and obligations hereunder and SS&C shall remain responsible to Client for the actions of such Affiliates in the course of performing any Services.
3.            Management and Client Responsibilities
3.1            The management and control of each Fund is vested exclusively with Ceres, subject to the terms and provisions of such Fund’s governing documents.  Ceres will make all decisions, perform all management functions relating to the operation of each Fund and authorize all transactions.  Without limiting the foregoing, Ceres, on behalf of each Fund shall:
(a)            Designate properly qualified individuals to oversee the record-keeping and administrative Services provided by SS&C;
(b)            Evaluate the results of the Services performed.  Review and approve all reports, analyses and books and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify;
(c)            Evaluate the accuracy of the Services; and
(d)            Provide SS&C with timely information required by SS&C in order to perform the Services and its duties hereunder.
3.2            Each Client is solely and exclusively responsible for ensuring that it complies with law and its governing documents.  SS&C is not responsible for monitoring Client’s compliance with (i) law, (ii) their respective governing documents or (iii) any investment restrictions or compliance with the investment restrictions.
3.3            Notwithstanding anything in this Agreement to the contrary, SS&C (i) shall be entitled, without further enquiry, for all purposes in relation to dealings with all persons, to rely on the authenticity and accuracy of any and all information and communications of whatever nature and howsoever received by SS&C in good faith, in connection with the performance of the Services and its duties hereunder, and (ii) shall not be responsible or liable to any person for any Losses arising by virtue of any such information or communication not being authentic and/or accurate.
3.4            Client shall promptly notify SS&C of any material Action against it.

3.5            Client shall deliver, and procure that its various agents deliver, to SS&C, all Client Data and the then most current version of all Fund governing documents and any agreement between Fund and Ceres.  Client shall arrange with each such agent that SS&C will not have to enter any agreements with that person in order for SS&C to provide the Services.
4.            Term
4.1            The initial term of this Agreement will be from the Effective Date through December 31, 2016.  Thereafter, this Agreement will automatically renew for successive terms of 1 year each.  After December 31, 2016 either Party may terminate this Agreement as of a calendar quarter end upon 180 days’ written notice.    In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying Client Data to the Client or any other party designated by the Client in formats already prepared in the course of providing the Services; provided that all fees and expenses have been paid.  In the event that Client wishes to retain SS&C to perform additional transition services, including providing data and reports in new formats, Client and SS&C shall agree in writing to the additional services and related fees and expenses in advance.
5.            Termination
5.1            In addition to the provisions of Section 4, either Party may, by written notice to the other Party, terminate this Agreement if any of the following events occur:
(a)            The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within thirty (30) calendar days after the non-breaching Party gives the other Party written notice of such breach.
(b)            The other Party terminates or suspends its business.  If any such event occurs, termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than ninety (90) days after the event.  Termination of this Agreement for any reason shall not affect: (i) any liabilities or obligations of either Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise.
5.2            Sections 6, 8, 9, 10, 11, 12 and 15 of this Agreement shall survive the termination of this Agreement.  To the extent any services that are Services are performed by SS&C for Client after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.
5.3            Ceres shall notify SS&C in writing at least twenty (20) days in advance of the date that it wishes to have an additional fund join this Agreement and become a Fund hereunder.  Any such notification shall be provided as described in Schedule D.  No entity shall become a Party hereunder without the consent of SS&C, which consent shall not be unreasonably withheld or delayed (including with respect to the fees payable with respect to that entity).
6.            Limitation of Liability and Indemnification
6.1            Notwithstanding anything in this Agreement to the contrary, SS&C Associates shall not be liable to Client for any action or inaction of any SS&C Associate except to the extent of Losses resulting from the gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement.  The maximum amount of liability of SS&C Associates to Client for Losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent of Losses resulting from the, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement, shall not exceed (a) if such Losses occur in the first sixty (60) months  after the Effective Date (the “Initial Period”), an amount equal to the product of (i) the actual amount of fees paid by Client to SS&C during the Initial Period divided by the number of months that have elapsed in the Initial Period and (ii) sixty (60) and (b) if such Losses occur after the Initial Period, the fees paid by Client to SS&C under this Agreement for the most recent sixty (60) months immediately preceding the date of the event giving rise to the Claim or, if the Agreement had been effective for less than 60 months, the fees payable since the Effective Date times a number equal to 60 months divided by the months since the Effective Date..  For the avoidance of doubt, the maximum of liability of SS&C Associates for Losses arising from the willful misconduct or fraud of SS&C Associates shall be to the maximum extent permissible by law.
6.2            For the avoidance of doubt, SS&C shall not be liable for indirect, special, incidental, consequential, punitive, exemplary or enhanced or other similar damages (including lost profits and diminution of value) arising out of the subject matter of this Agreement, whether they were foreseeable, whether or not advised of their possibility and notwithstanding the failure of any agreed or other remedy of its essential purpose.  Any fines or penalties assessed on a Party by a Government Authority under applicable law arising out of the other party’s breach of this Agreement are direct damages.

6.3            To the maximum extent permissible by law, Client shall indemnify and hold harmless the SS&C Associates from and against any third party claims, liabilities, costs and expenses (including legal fees to enforce this provision) that the SS&C Associates suffer, incur, or pay as a result of any Claim except to the extent they result from the gross negligence, willful misconduct or fraud of SS&C Associates.  SS&C will promptly notify Client of any such Claim and will reasonably cooperate with Client in the defense of such Claim, at Client’s expense.
6.4            To the maximum extent permissible by law, SS&C shall indemnify and hold harmless the Client and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns from and against any third party claims, liabilities, costs and expenses (including legal fees to enforce this provision) that they suffer, incur, or pay as a result of a Claim arising out of or relating to the provision or utilization of any Services or any portion thereof that constitutes an infringement, violation, contravention or breach of any patent, copyright, trademark, license or other intellectual property right of any third party.  Client will promptly notify SS&C of any such Claim and will reasonably cooperate with SS&C in the defense of such Claim, at SS&C’s expense.
6.5            A Party indemnifying under Sections 6.3 or 6.4 will have the right to conduct the defense of any such Claim and all negotiations for its settlement or compromise except that the other Party may in its sole discretion participate in the defense of any such Claim at the indemnifying Parties’ expense.  Notwithstanding the foregoing, a Party may not, without the other Party’s prior written consent, settle, compromise or consent to the entry of any judgment in any such Claim, unless such settlement, compromise or consent: (i) includes an unconditional release of the relevant Parties that are being indemnified from all liability arising out of such Claim and (ii) is solely monetary in nature and does not include a statement as to, or an admission of fault, culpability or failure to act by or on behalf of, any Parties that is being indemnified or otherwise adversely affect any such Party.  If a Party fails to appoint an attorney within ten (10) days after the other Party has notified it of an indemnifiable Claim, or after it becomes aware of such Claim, whichever is earlier, the other Party will have the right to select and appoint an alternative attorney and the reasonable cost and expense thereof will be paid by it.
7.            Representations and Warranties
7.1            Each Party represents and warrants to each other Party that:
(a)            It is a legal entity duly created, validly existing and in good standing under the law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement;
(b)            It has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all law to which it may be subject;
(c)            It has all necessary legal power and authority to enter into this Agreement and to perform its obligations hereunder, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on its part, and performance hereunder does not violate the terms of any contract, covenant or agreement between it and any unrelated third party;
(d)            The person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms;
(e)            It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law or judgment which would be contravened or breached as a result of the execution or performance of this Agreement; and
(f)            To the best of its knowledge and belief, it is not the subject of any Action that would prevent it from performing its obligations under this Agreement.

7.2            The General Partner of each Fund represents and warrants to SS&C that it has actual authority to provide instructions and directions on behalf of Fund and that all such instructions and directions are consistent with the governing documents of Client and other corporate actions of Client.
7.3            The Fund represents and warrants to SS&C that (i) it is not registered or required to be registered as an investment company under the U.S. Investment Company Act of 1940, as amended, and (ii) if its securities are publicly registered or required to be publicly registered in the U.S. or the EU, that fact is disclosed in the Fund’s offering documents.
7.4            SS&C represents and warrants that:
(a)            All Services will be performed with reasonable care, skill and diligence in a professional and workmanlike manner using suitably qualified and experienced personnel and with the necessary number of people to meet deadlines;
(b)            None of the Services nor the provision or utilization thereof as contemplated under this Agreement, do or will infringe, violate, or in any manner contravene or breach or constitute the unauthorized use or misappropriation of any intellectual property rights of any third party;
(c)            No deliverables provided in the course of the provision of the Services will contain, and SS&C will not insert in those deliverables any computer code (i) designed to disrupt, disable, harm, or otherwise impede the operation of the software or firmware or any computer or network (referred to as “viruses” or “worms”) and/or (ii) that would disable the software or firmware or any computer or network or impair in any way their operation based on the elapsing of a period of time, the exceeding of an authorized number of copies, or the advancement to a particular date or other numeral (referred to as “time bombs”, “time locks”, or “drop dead” devices); and/or (iii) that would permit SS&C or any third party to access the software or firmware or any computer or network system (referred to as “traps”, “access codes” or “trap door” devices) of Client or its Affiliates;
(d)            It shall use reasonable efforts to provide the Services contemplated under this Agreement in compliance with applicable law; and
(e)            SS&C and SS&C's shareholders, directors, officers, and employees, and SS&C's agents or representatives, if any, will comply with applicable anti-corruption laws.
8.            Client Data
8.1            Client will provide or ensure that other persons provide all Client Data to SS&C in an electronic format that is as specified in advance by SS&C (or as otherwise agreed in writing).  SS&C shall not be responsible or liable for the accuracy, completeness, integrity or timeliness of any Client Data provided to SS&C by Client or any other person.  All Client Data shall remain the property of the applicable Client.  Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.4.
8.2            SS&C will provide data backup and shall maintain and store Client Data used in the accounting books and records of Fund for a rolling period of seven (7) years starting from the date the Services commenced for Client.
9.            Data Protection
9.1            From time to time SS&C may obtain access to certain personal information or sensitive personal information of Client or of Fund investors or prospective investors (“Personal Information”).  For purposes of protecting Personal Information and/or data and for compliance with (i) Title V of the Gramm-Leach-Bliley Act of 1999 or any successor federal statute to that act, and the rules and regulations thereunder, all as may be amended or supplemented from time to time, (ii) the European Union’s Data Protection Directive (95/46/EC) or Data Protection Act 1998 or any implementing or related legislation of any member state in the European Economic Area (the “EEA Data Protection Laws”), (iii) the Australia Privacy Act 1988, and (iv) any other applicable laws concerning Personal Information, in the event that SS&C has access to or acquires individually identifiable information, SS&C will comply with the terms and conditions set forth in Schedule D.
10.            SS&C Property
10.1            SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers.  Neither Client nor any other person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property.  Client shall not (unless required by law or pursuant to legal process or a request from any applicable Government Authority) either before or after the termination of this Agreement, disclose to any person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use commercially reasonable efforts to prevent any such disclosure by Client.

11.            Confidentiality
11.1            Each Party undertakes that it shall not at any time disclose to any person any confidential information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, including any Personal Information (all such confidential information together referred to herein as the “Confidential Information”), except as permitted by this Section 11.
11.2            Each Party may disclose the other Party’s Confidential Information:
(a)            In the case of Client, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents, and in the case of SS&C, to each other SS&C Associate, in each case who need to know such information for the purposes of carrying out the Party’s obligations under this Agreement.  Each Party shall ensure that all persons to whom the Party discloses the other Party’s Confidential Information comply with this Section 11; and
(b)            As may be required by law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable, where required or requested by a Government Authority with jurisdiction over the Party and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.
11.3            Neither Party shall use the other Party’s confidential information for any purpose other than to perform its obligations under this Agreement.  Each Party may retain a record of the other Party’s Confidential Information for the longer of seven (7) years or as required by law. Upon termination or expiration of this Agreement or upon the disclosing Party’s written request and where practicable, the receiving Party will return to the disclosing Party all copies of the disclosing Party’s Confidential Information already in the receiving Party’s possession or within its control.  Alternatively, with the disclosing Party’s prior written consent, the receiving Party may destroy such Confidential Information using means to protect against unauthorized access to or use of the information, including, where appropriate, burning, shredding, or pulverizing such information, or by taking such other means as to assure that such information may not be recoverable following its disposal. In such case, an officer of the receiving Party will certify in writing to the disclosing Party that all such Confidential Information has been so destroyed. Notwithstanding the foregoing, the receiving Party may retain copies of such Confidential Information as required by applicable law, or, to the extent such copies are electronically stored in accordance with the receiving Party's retention or back-up policies or procedures (including those regarding electronic communication), so long as such Confidential Information is kept confidential as required under this Agreement.
11.4            SS&C’s ultimate parent company is subject to U.S. federal and state securities laws and may make disclosures as necessary to comply with such laws.  Upon the prior consent of the applicable Client (which may be withheld at the Client’s absolute discretion), SS&C shall have the right to identify such Client in connection with its marketing-related activities and in its marketing materials as a client of SS&C.  Client shall have the right to properly identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of any Fund.  This Agreement shall not prohibit SS&C from using any Client data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that Client is not named in such public statements without its prior written consent.
11.5            Security Event; Security Notification.
(a)            During the term of the Agreement, SS&C will comply with its Information Security Policy, the Executive Summary of which has been provided to the Client.  SS&C shall promptly provide Client a copy thereof at any time.
(b)            In the event that SS&C learns or has reason to believe that, (i) Confidential Information has been disclosed or accessed by an unauthorized party, (ii) SS&C’s facilities associated with such Confidential Information have been accessed by an unauthorized party or (iii) Client’s Confidential Information has otherwise been lost or misplaced, SS&C will promptly give notice of such event to Client.

(c)            In the event that SS&C learns or has reason to believe that with respect to the Services there (i) has been a breach of its security practices or systems, or (ii) is a weakness in SS&C’s security practices or systems, in each instance irrespective of cause, to the extent such breach or weakness could reasonably be expected to (y) allow unauthorized access to Confidential Information or SS&C’s facilities associated with such Confidential Information or (z) adversely impact the Services, to the extent permitted by law SS&C will promptly give notice of such event to Client.
(d)            In the event that SS&C has access to or acquires individually identifiable information in relation to this Agreement, the following shall apply: SS&C acknowledges that upon unauthorized access to or acquisition of such individually identifiable information within SS&C custody or control (a “Security Event”), the law may require that SS&C notify the individuals whose information was accessed or disclosed that a Security Event has occurred.  SS&C must notify Client promptly if SS&C learns or has reason to believe a Security Event has occurred.  Except to the extent prohibited by mandatory applicable law, SS&C agrees that it will not notify any individual until SS&C first consults with Client and Client has had an opportunity to review the notification SS&C proposes to issue to individuals and given its express consent to the same.
(e)            The notices required under (a), (b) and (c) of this Section 11.5 shall be given in accordance with Section 12.  Such notice shall contain material details of the security issue that are known at the time of notification, except to the extent prohibited by mandatory applicable law or subject to a request by law enforcement or other government agency to withhold such notice.  SS&C shall (i) promptly take appropriate steps to contain and control the security issue to prevent unauthorized access or further unauthorized access (as applicable) to or misuse of the Confidential Information; and (ii) continue to provide information relating to the investigation and resolution of the security issue until it has been resolved.  SS&C will maintain appropriate processes for evidence collection, analysis and remediation of any security related incident as well as postmortems and resulting actions taken or proposed with timelines for completion and will make such information available to Client at its reasonable request.  SS&C will cooperate fully with Client or its investigator in investigating and responding to each successful or attempted security breach including allowing prompt access to SS&C’s facility by Client or its investigator to investigate.
12.            Notices
12.1           Except as otherwise provided herein, all notices required or permitted under this Agreement or required by law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties).  Notices shall be deemed given when received by the Party to whom notice is required to be given.
If to SS&C (to each of):

SS&C Technologies, Inc.	SS&C Technologies, Inc.
80 Lamberton Road	80 Lamberton Road
Windsor, Connecticut 06095	Windsor, Connecticut 06095
Attention: Chief Operating Officer	Attention: General Counsel
Fax: +1 860.298.4969	Fax: +1 860.298.4969
E-mail: notices@sscinc.com	E-mail: SSCGlobeOpNotices@sscinc.com

If to Client (to any of):

Morgan Stanley – Managed Futures Fund Administration 522 Fifth Avenue, 7th Floor New York, NY 10036	Morgan Stanley – Legal & Compliance 522 Fifth Avenue New York, NY 10036 Attention: Philip Levy
Attention: Steven Ross	Tel: +1 212.296-6081
Tel: +1 212.761.7706	Fax: +1 914-750-0316
E-mail: Steven.Ross@morganstanley.com	E-mail: Philip.Levy@morganstanley.com

13.            Audit
13.1            On an annual basis SS&C shall provide Client with a copy of its independent audit reports including International Standard on Assurance Engagements No. 3402 (ISAE 3402) Assurance Reports on Controls at a Service Organization or Statement on Standards for Attestation Engagements No. 16 (SSAE 16) Reporting on Controls at a Service Organization) and reviews of its data processing environment within a reasonable time after such reports are completed, and shall make all work papers regarding such audits available to the appropriate regulatory agencies, if any, having jurisdiction over SS&C’s provision of Services hereunder.  Within thirty (30) days following Client’s request, the Parties shall meet to discuss the frequency, scope and level of detail of SS&C’s internal and independent audits.  SS&C shall use commercially reasonable efforts to incorporate Client’s comments into the requirements for its next and subsequent independent audits.  With reasonable notice and during usual business hours Client may on five (5) Business Days’ notice conduct audits and reviews of relevant SS&C facilities, systems business records policies procedures, internal practices, system procedures on SS&C’s premises with respect to the Services at Client’s cost.  In addition, SS&C will provide Client with the non-confidential results of a security audit contemplated by the Information Security Policy to be performed no less than annually.  This security audit will be at no expense to Client and will test the compliance with the SS&C’s security standards and procedures with respect to Client.  Client will have the ability to bring in a third party (who may not be a competitor of SS&C), subject to such third party being subject to appropriate obligations of confidentiality in its agreement with Client, or use its own staff for an independent security audit.  If Client chooses to conduct its own security audit, it will be at Client’s expense.
14.            Intentionally Left Blank
15.            Miscellaneous
15.1            Amendment; Modification.  This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party.
15.2            Assignment.   Neither party will assign its rights or obligations under this Agreement without the prior written consent of the other party and any attempt to do so without such consent will be null and void.  Notwithstanding the foregoing and anything to the contrary otherwise set forth in this Agreement, either Party may assign (or assume and assign) its rights or obligations under this Agreement, in whole or in part, to any of its Affiliates or to any entity (i) that acquires all or substantially all of the Party’s assets; (ii) that is otherwise a successor in interest to the Party (including any such assignment, or such assumption or assignment, of this Agreement by the Party and assumption of this Agreement by a trustee (or any entity or governmental authority serving a similar purpose) in connection with any bankruptcy or other insolvency proceeding with respect to the Party and/or its Affiliates); or (iii) to which Client has outsourced substantially all, or major segments of, the activities covered under this Agreement, provided that in no event shall such assignment to an outsourcer relieve a Party of its obligations under this Agreement.  Each Party hereby consents to any such assignment (or assumption, whether or not assigned) in connection with any bankruptcy or other insolvency proceeding with respect to the Party and/or its Affiliates.  This Agreement will be binding upon the parties and their respective legal successors and permitted assigns.
15.3            Choice of Law; Choice of Forum.  This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.  Each Party irrevocably agrees that the courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim.  The Parties submit to the exclusive jurisdiction of such courts and waive to the fullest extent permitted by law all rights to a trial by jury.
15.4            Counterparts; Signatures.  This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original.  Such counterparts together will constitute one agreement.  Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.
15.5            Entire Agreement.  This Agreement (including any schedules, attachments, amendments, and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.  No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.  This Agreement amends and restates the Master Services Agreement dated March 31, 2015 between SS&C Technologies, Inc. and Ceres Managed Futures LLC, on behalf of the Funds.

15.6            Force Majeure.  SS&C will not be responsible for any Losses of Client or Client’s property in SS&C Associates’ possession or for any failure to fulfill its duties hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events.  SS&C shall use commercially reasonable efforts to minimize the effects of any such event.
15.7            Non-Exclusivity.  The duties of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other person.  Client understands that SS&C may have relationships with providers of technology, data or other services to Client and SS&C may receive economic or other benefits in connection with Client’s activities.
15.8            No Partnership.  Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between any of the Parties.
15.9            No Solicitation.  Client agrees that, during the term of this Agreement and for a period of twelve (12) months after termination of this Agreement, it will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates without the consent of SS&C; provided, however, that the foregoing shall not prevent Client from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates.  If Client hires any SS&C Associate during the term of this Agreement or the period of twelve (12) months after the termination of this Agreement, Client shall be responsible for any damages or other remedies to which SS&C may be entitled, including fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel.
15.10            No Warranties.  Except as expressly listed herein, SS&C makes no warranties, whether express, implied, contractual or statutory with respect to the Services.  SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services.  All warranties, conditions and other terms implied by law are, to the fullest extent permitted by law, excluded from this Agreement.
15.11            Severance.  If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable.  If such modification is not practical, the relevant provision shall be deemed deleted.  Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement.  If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is legal, valid and enforceable and achieves the intended commercial result of the original provision.
15.12            Testimony.  If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Client is a party or otherwise related to Client, Client shall reimburse SS&C for all out of pocket costs and expenses, for legal representation, that SS&C reasonably incurs in connection therewith, except for costs and expenses resulting solely from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement.
15.13            Third Party Beneficiaries.  This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other person except as set forth with respect to SS&C Associates.
15.14            Waiver.  No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy.  No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.
*            *            *

This Agreement has been entered into by the Parties as of the Effective Date.
SS&C Technologies, Inc.		Ceres Managed Futures LLC, on behalf of each of the Funds listed on Schedule C
By:	/s/ Patrick Pedonti	By:	/s/ Patrick T. Egan
Name:	Patrick Pedonti	Name:	Patrick T. Egan
Title:	Senior Vice President and CFO	Title:	President and Director

Schedule A
Services
General
1.	As used in this Schedule A, the following additional terms have the following meanings:
(i)	“AML” means anti-money laundering and countering the financing of terrorism.
(ii)	“investor” means an equity owner in the Fund, whether a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.
(iii)	“NAV” means net asset value.
(iv)	“OFAC” means the Office of Foreign Assets Control, an agency of the United States Department of the Treasury.
2.	Any references to law are to be construed to the law as amended to the date of effectiveness of the relevant provision.
3.	Client acknowledges that SS&C’s ability to perform the Services is subject to SS&C’s timely receipt of all Client Data and the then most current version of all Fund governing documents and the receipt of such information in an accurate and complete form, and in electronic file format, acceptable to SS&C.
4.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance of Client of the duties and obligations listed.
A.            Accounting – Daily Processing
5.	Receive and import a daily trade file from Client.
6.	On a daily basis (i) reconcile portfolio transactions, positions and cash balances to prime brokers and custodian banks, (ii) process involuntary corporate actions and income items, (iii) record income and expense accruals and applicable cash payments and (iv) process voluntary corporate action notices upon receipt of instructions from Ceres.
7.	Provide daily profit and loss, estimated NAV and position and reconciliation reports:
(i)	Daily reports do not include investor allocations unless specifically agreed.
(ii)	If all required items are provided in a timely manner to SS&C, reports are to be delivered the following Business Day (T+1) as soon as reasonably practicable, but in no event later than 12:00 Noon, New York prevailing time. Typically, the estimated NAV (price per share), daily and month-to-date rates of returns, position and trading profit & loss reports are delivered before 11:00 A.M., New York prevailing time.
(iii)	Disseminate daily NAVs to third parties (i.e., Reuters).
8.	Assist in establishing and operating Fund bank accounts as reasonably instructed by Ceres.
B.            Accounting -- Monthly NAV Calculation
9.	Reconcile portfolio transactions, positions and cash balances to prime brokers/custodian banks and statements from underlying investments on a daily basis. Maintain Fund books and records including general ledger accounts.
10.	Calculate and accrue income, expenses, gains and loss.
11.	Prepare financial, performance and other reporting to be distributed to Ceres and third parties (i.e., Chennai and Broadridge) as mutually agreed in writing.
12.	Communicate with Ceres with respect to the Fund’s accounting books and records and related matters.
13.	Calculate the NAV following each month-end and each other date as may be agreed in writing.

C.            Financial Statements and Financial and Audit Support
14.	Coordinate the annual audit between Ceres and the Fund auditor including establishing timelines for SS&C deliverables, and answering questions as appropriate.
15.	Prepare the Fund’s draft annual financial statements and accompanying materials:
(i)	Provide the Fund auditor with information customarily provided by SS&C to facilitate their audit.
(ii)	Prepare the first draft of the financial statement schedules, footnotes, schedules of investments and applicable calculations and presentations of footnote disclosures. Incorporate comments from Fund auditors as well as Fund legal counsel and coordinate with financial printers.
16.	Client shall (i) provide information to SS&C to complete the financial statement schedules and notes to the financial statements if SS&C is preparing such notes, (for matters such as risk management disclosures, details of related party transactions, netting and collateral arrangements), (ii) assist and guide SS&C with determining industry, geographic and other descriptions and classification of assets, (iii) provide all required disclosure of regulatory status, (iv) provide such other information and assistance as SS&C may reasonably request related to the preparation and audit of the financial statements or related schedules, as appropriate, and (v) approve all information prepared on behalf of Client and provided to the Fund auditor.
17.	With respect to the Forms 10K and 10Q that a Fund is required to file with the U.S. Securities and Exchange Commission manage the updating and production process, including: (i) provide the financial schedules and other financial data necessary to complete the Forms to Ceres in template form as agreed in writing by the Parties, (ii) respond to questions related thereto, (iii) provide back-up schedules as agreed in writing by the Parties and (iv) incorporate comments to the Forms from Client, Fund auditors and Fund legal counsel.
18.	Notwithstanding anything in this Agreement to the contrary, Client has ultimate authority over and responsibility for its financial statements and filings (including preparing in EDGAR format) with the U.S. Securities and Exchange Commission.
D.            Form CPO-PQR (applicable to Ceres only with respect solely to the Funds as applicable)
19.	Assist Ceres with its quarterly filings of Form CPO-PQR; the estimated first filing date shall be for the period ending September 30, 2015.
20.	Provide Ceres password protected access to the Form CPO-PQR reporting section of SS&C’s web portal during business hours.
21.	Enrich data stored in SS&C systems with required information for Form CPO-PQR.
22.	Provide other implementation services as may be reasonably required to enable Client to access and use the Form CPO-PQR Services as described herein.
23.	Assist Ceres with collecting information required to be sourced initially from the Client and develop processes to collect this information directly where practical going forward.
24.	Maintain a history of previously filed Form CPO-PQR reports including all supporting documentation.
25.	Provide software updates to reflect routine regulatory changes by the U.S. Commodities Futures Trading Commission or National Futures Association, as applicable.
26.	In order for SS&C to provide Form CPO-PQR Services, Ceres shall prepare and provide in a timely manner and supply SS&C answers to questions related to aspects of the form. With respect to collective investment vehicles for which SS&C does not maintain such entities investment records, Ceres will provide the data to SS&C in a predefined template or in an easily convertible data format as agreed in writing by the parties. SS&C shall have no responsibility for or with respect to any such data supplied by Ceres.
27.	Ceres has ultimate authority over and responsibility for its Form CPO-PQR filings.
E.            Tax Matters (U.S. Federal Income Tax Related)
28.	Provide the applicable level of tax services to each Fund as listed on Schedule C.

29.	Level I Services:
(i)	Work with Ceres and the Fund’s audit firm, if requested by Ceres, to calculate Fund level U.S. federal taxable income. Client shall inform SS&C of all tax elections made or to be made on a timely basis and provide SS&C with all related correspondence with the United States Internal Revenue Service.
(ii)	For Funds that are treated as partnerships under the U.S. Internal Revenue Code of 1986 (the “Code”), maintain tax capital accounts and tax capital roll-forwards by investment.
(iii)	Prepare for the Fund a qualified dividend (as defined in §1 of the Code) analyses and report.
(iv)	Prepare a wash sales (§1091 of the Code) analyses and report. Client shall be responsible for identifying substantially identical stock or securities as requested by SS&C. Prepare an analyses of other book to tax differences.
(v)	Prepare mixed straddle account analyses and support (based on Temp Treas. Reg . §1.1092(b)-4T), including monthly evaluation of trades to support a timely election process.
(vi)	Prepare computation and analyses for Funds that have made §988(c)(1)(E) of the Code Qualified Fund Elections, §988(a)(1)(b) of the Code Major Currency Forward Elections and §475(f)(1) of the Code Mark to Market Elections.
(vii)	Prepare analyses and reports for Fund trades under §1256 of the Code.
30.	Level II Services:
(i)	Provide Level I Services.
(ii)	Allocate Fund level U.S. federal taxable income to the appropriate investors.
31.	Level III Services:
(i)	Provide Level I and Level II Services.
(ii)	Prepare a draft U.S. Federal income tax return for Funds that are treated as partnerships under the Code on Form 1065, together with Schedules K-1 and other relevant schedules and supporting work papers; prepare related U.S. state tax returns due to resident limited partners.
(iii)	Provide digital Schedule K-1 packages.
(iv)	Engage a third party public accounting firm reasonably acceptable to both SS&C and Ceres to provide tax partner review and signature on the Fund’s U.S. Federal partnership income tax return, including Schedule K-1s, and related U.S. state tax returns or filings due to resident limited partners (currently Georgia, Indiana, Missouri, New Jersey, New York, Oregon, Pennsylvania, and West Virginia).
(v)	Calculate foreign withholding payments under the §§1441-1446 of the Code and prepare U.S. Federal income tax Form 1042/8804 as required. File all necessary related extensions electronically or by paper as may be required.
(vi)	With respect to those draft tax returns it prepares, prepare extension filings and procedural responses to U.S. Federal and state tax notices.
(vii)	Prepare final tax returns and file them with the proper tax authority, electronically where available, or by paper when electronic filing is not practical.
(viii)	Prepare and file Fund Form 1099-Misc information returns, if applicable, electronically.
(ix)	Prepare investor letters containing taxable income estimates for those Funds that do not provide Form K1s in March of each year, if applicable, in a form agreed by the Parties in writing.
32.	SS&C will not prepare any U.S. state, withholding or non-U.S. returns, filings schedules and other schedules unless specifically agreed in writing with Client.

F.            Miscellaneous
33.	Notwithstanding anything to the contrary in this Agreement, SS&C:
(i)	Does not maintain custody of any cash or securities.
(ii)	Does not have the ability to authorize transactions.
(iii)	Does not have the authority to enter into contracts on behalf of the Fund.
(iv)	Is not responsible for determining the valuation of the Fund’s assets and liabilities.
(v)	Does not perform any management functions or make any management decisions with regard to the operation of the Fund.
(vi)	Is not responsible for effecting any U.S. federal or state regulatory filings which may be required or advisable as a result of the offering of interests in the Fund.
(vii)	Is not the Fund’s tax advisor and does not provide any tax advice.
(viii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.
34.	It is the responsibility of Client to safeguard all passwords and any other login credentials; for all purposes of this Agreement SS&C shall be entitled to assume that any user of such credentials is an authorized representative of the Client.
35.	Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of the Fund and are subject to review and approval by Client and the Fund’s auditors, or tax preparers, as applicable.
36.	Provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon Client agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s absolute discretion, excessive.
37.	Maintain books and records with respect to the Services. As it pertains to books and records of the commodity pools, certify using SS&C’s standard client certification form that certain books and records required to be maintained by commodity pool operators by the U.S. Commodities Futures Trading Commission are being maintained by SS&C.

Schedule B
Fees and Expenses

1.	Fees
SS&C will provide the Services at the rates and fees agreed from time to time in writing between the Parties.
2.	Fees for Additional Services; Expenses
Fees for conversion, customized reports and other services not listed above will be agreed between the Parties prior to any such additional services being provided.  Fees for reviews of Client records maintained by SS&C by Government Authorities in connection with those authorities oversight or regulation of Client or otherwise not caused by SS&C will be billed at SS&C’s standard rates (currently $325 per hour), if applicable; SS&C shall promptly notify Ceres of any such review or proposed review and the then current standard rate.  For Services that require information for the year 2015, such as tax and regulatory filings, Client shall provide data to SS&C in formats reasonably acceptable to SS&C in order to supply such Services.  Additional fees at SS&C’s standard rates will apply if such data is not provided.
Reasonable out-of-pocket expenses and any and all charges for Market Data will be billed to the Client separately on a monthly basis.  Out-of-pocket expenses, including expenses incurred by SS&C for shipping, duplicating, cost of data, and other direct expenses, are billed to Client, and are in addition to any fees.  Out of pocket expenses will be subject to procedures as the Parties may reasonably agree in writing; provided that SS&C shall use best efforts to comply with Ceres “Expense Reimbursement Policy for Consultants” as provided by Ceres in writing from time to time.  Any such expenses will be charged on a pass-through basis at SS&C’s cost or on an allocated basis and SS&C will provide Client with documentation evidencing all approved expenses.

3.	Payment and Fee Changes
Payment shall be made to SS&C or its Affiliates by wire transfer or at the address on the fee statement or invoice or at such other address as SS&C may specify.  Unless otherwise stated, fees are billed monthly in advance and are due and payable upon receipt of the invoice.  Bills for expenses and are due and payable upon receipt of SS&C’s invoice.
Each invoice, to the extent not reasonably disputed, is due and payable within 45 days after Client’s receipt of such invoice.  Client is responsible for payment for all billed and unbilled fees for the provision of Services through the date of termination of this Agreement.
Client shall reimburse SS&C for any applicable sales, use, property or other taxes and customs duties paid or payable by SS&C in connection with the Services or property (such as Market Data) delivered in connection with this Agreement.  Client shall have no liability for any taxes based upon the net income of SS&C.  All taxes owed by Client hereunder shall become due and payable when billed by SS&C to Client, or when assessed, levied or billed by the appropriate tax authority, even if such billing occurs subsequent to termination of this Agreement.  When SS&C’s contracting entity is a U.S. corporation, Client shall recognize SS&C as such for purposes of any government and double taxation convention.
All amounts payable to SS&C specified in this Agreement are in United States dollars.
SS&C reserves the right to review and increase its fees upon the prior approval by Client.  If SS&C proposes a fee amendment, the amendment will become effective as agreed in writing between the Parties.  If no agreement is reached within thirty (30) days of SS&C’s proposal, SS&C may terminate this Agreement upon ninety (90) days written notice to Client.  Such termination is effective at the end of the next calendar quarter ending not less than ninety (90) days following the date of the termination notice.

Schedule C
Funds
Fund	Organization	Type of Fund	Tax Svc Level	Effective Date
CMF Campbell Master Fund L.P.	NY LP			1 Feb 2015
CMF Willowbridge Master Fund L.P.	NY LP			1 Feb 2015
CMF Graham Capital Master Fund L.P.	NY LP			1 Feb 2015
CMF Aspect Master Fund L.P.	NY LP			1 Feb 2015
CMF Altis Partners Master Fund L.P.	NY LP			1 Feb 2015
CMF Winton Master L.P.	DE LP			1 Feb 2015
Blackwater Master Fund L.P.	DE LP			1 Feb 2015
PGR Master Fund L.P.	DE LP			1 Feb 2015
JEM Master Fund L.P.	DE LP			1 Feb 2015
MB Master Fund L.P.	DE LP			1 Feb 2015
Cambridge Master Fund L.P.	NY LP			1 Feb 2015
Rabar Master Fund L.P.	NY LP			1 Feb 2015
SECOR Master Fund L.P.	DE LP			1 Feb 2015
Morgan Stanley Smith Barney Altis I, LLC	DE LLC			1 Feb 2015
Morgan Stanley Smith Barney Aspect I, LLC	DE LLC			1 Feb 2015
Morgan Stanley Smith Barney Augustus I, LLC	DE LLC			1 Feb 2015
Morgan Stanley Smith Barney BHM I, LLC	DE LLC			1 Feb 2015
Morgan Stanley Smith Barney Boronia I, LLC	DE LLC			1 Feb 2015
Morgan Stanley Smith Barney TT II, LLC	DE LLC			1 Feb 2015
PGM Master Fund L.P.	DE LP			1 Feb 2015
Morgan Stanley Smith Barney Charter Campbell L.P.	DE LP			1 Feb 2015
Managed Futures Premier Graham L.P.	DE LP			1 Feb 2015
Morgan Stanley Smith Barney Charter WNT L.P.	DE LP			1 Feb 2015
Morgan Stanley Smith Barney Charter Aspect L.P.	DE LP			1 Feb 2015
Morgan Stanley Smith Barney Spectrum Currency and Commodity L.P.	DE LP			1 Feb 2015
Morgan Stanley Smith Barney Spectrum Select L.P.	DE LP			1 Feb 2015
Morgan Stanley Smith Barney Spectrum Strategic L.P.	DE LP			1 Feb 2015
Morgan Stanley Smith Barney Spectrum Technical L.P.	DE LP			1 Feb 2015
Managed Futures Premier BHM L.P.	DE LP			1 Feb 2015
Managed Futures Strategic Alternatives, L.P.	DE LP			1 Feb 2015
Polaris Futures Fund L.P.	DE LP			1 Feb 2015
LV Futures Fund L.P.	DE LP			1 Feb 2015
Meritage Futures Fund L.P.	DE LP			1 Feb 2015
Morgan Stanley Managed Futures Custom Solutions Fund LP	DE LP			1 Feb 2015
Managed Futures Premier Abingdon L.P.	NY LP			1 Feb 2015
Tactical Diversified Futures Fund L.P.	NY LP			1 Feb 2015
Emerging CTA Portfolio L.P.	NY LP			1 Feb 2015
Managed Futures Premier Energy Fund L.P.	NY LP			1 Feb 2015
Diversified 2000 Futures Fund L.P.	NY LP			1 Feb 2015
Global Diversified Futures Fund L.P.	NY LP			1 Feb 2015
Orion Futures Fund L.P.	NY LP			1 Feb 2015
Managed Futures Premier Energy Fund L.P.II	NY LP			1 Feb 2015
Managed Futures Premier Aventis II L.P.	NY LP			1 Feb 2015

Fund	Organization	Type of Fund	Tax Svc Level	Effective Date
Potomac Futures Fund L.P.	NY LP			1 Feb 2015
Westport Futures Fund L.P.	NY LP			1 Feb 2015
Institutional Futures Portfolio L.P.	NY LP			1 Feb 2015
Commodity Advisors Fund L.P.	DE LP			1 Feb 2015
Global Futures Fund Ltd.	Cayman Ltd			1 Feb 2015

Notes:
M:	Means a Master Fund
F:	Means a Feeder Fund
D:	Means a Direct Fund
H:	Means a Hybrid Fund
DE:	Means the State of Delaware
LP:	Means a limited partnership
LLC:	Means a limited liability company
Cayman Ltd:	Means a Cayman Islands exempted company

Schedule D
Compliance with Data Protection Laws
A.	SS&C represents, warrants and covenants that:

1.	it will process, use, maintain and disclose Personal Information only as necessary for the specific purpose for which this information was disclosed to it and only in accordance with the instructions of Morgan Stanley and the Agreement;
2.	it will not disclose any Personal Information to any third party (including to the subject of such information) or any representative who does not have a need to know such Personal Information;
3.	it will immediately notify Client in writing if it becomes aware of: (a) any disclosure or use of any Personal Information by it or any of its representatives in breach of this Schedule D; (b) any disclosure of any Persona Information to it or its representatives where the purpose of such disclosure is not known; (c) any request for disclosure or inquiry regarding Personal Information from a third party; and (d) any change in applicable law that is likely to have a substantial adverse effect on SS&C’s ability to comply with this Schedule D;
4.	it will cooperate with Client and its relevant supervisory authority in the event of litigation or a regulatory inquiry concerning Personal Information and shall abide by the advice of Client (including, at Client’s request, the advice of its relevant supervisory authority) with regard to the processing of such Personal Information;
5.	it will enter into further commercially reasonable agreements as requested by Morgan Stanley to comply with law from time to time; provided that such agreements do not materially change the Services or the duties and obligations of SS&C hereunder;
6.	it has no reason to believe that any applicable law will prevent it from fulfilling its obligations under this Schedule D;
7.	it will comply with Section 11.3; and
8.	it will cause its Representatives to act in accordance with this Schedule D.

B.	For compliance with US privacy and data protection, SS&C represents, warrants and covenants that:

1.	it will implement and maintain an appropriate written information security program, the terms of which are reasonably designed to ensure its adherence to the requirements for financial institutions under 17 CFR 248.30, and which shall include appropriate technical and organizational measures to: (a) ensure the security and confidentiality of all Confidential Information provided to it by Client; (b) protect against any threats or hazards to the security or integrity of information, including unlawful destruction or accidental loss, alteration and any other form of unlawful processing; and (c) prevent such unauthorized access to, use or disclosure of the information;

C.	For compliance with EU Data Protection Directive:

1.	Each of Client and SS&C warrants that it will implement and maintain appropriate written policies, the terms of which are reasonably designed to ensure its compliance with the EEA Data Protection Laws.
2.	In respect to any Personal Information processed pursuant to this Agreement by SS&C, SS&C warrants and undertakes that it shall, and any of its subcontractors shall:
a.            put in place appropriate technical and organizational measures against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access to such Personal Information as well as reasonable security programs and procedures for the purpose of ensuring that only authorized personnel have access to such Personal Information, processing equipment to be used to process such Personal Information and that any persons whom it authorizes to have access to such Personal Information will respect and maintain all due confidentiality;
b.            only carry out those actions in respect of the Personal Information processed on behalf of Client as are authorized by Client; and
c.            not cause or permit the Personal Information to be transferred or otherwise processed outside the European Economic Area without the prior written consent of Client.

3.	In the event that the services involve the processing of Personal Information outside the European Economic Area, the parties agree to execute the Standard Contractual Clauses for Data Processors established in Third Countries pursuant to the Commission Decision (2010/87/EU) of 5 February 2010 under the EU Directive 95/46/EC. In addition, to the extent that the Services involve processing of Personal Information transferred from Germany, the Parties agree to use commercially reasonable efforts to execute additional terms as agreed between the Parties.
4.	Where SS&C has registered with the US Safe Harbor Scheme as a means of providing adequacy of data protection for any Personal Information processed in the United States of America, prior to processing any such information under the Agreement and upon request any time during the term of this Agreement, SS&C shall provide evidence that: (i) the registration with the US Safe Harbor Scheme has in fact been made; (ii) the registration has not been rejected by the US authorities; and (iii) the registration is current. In addition, SS&C warrants and undertakes that during the term of processing any Personal Information in the United States of America it shall:
a.            fully comply with all its obligations under the US Safe Harbor Scheme;
b.            promptly and duly execute the Standard Contractual Clauses as per paragraph 3 above if for any reason SS&C is unable to fully comply with its obligations under US Safe Harbor Scheme or is no longer subject to the adequacy protection provided by the US Safe Harbor Scheme.
5.	Client and its nominated representatives shall have the right to audit SS&C's data processing activities under this Schedule D.

D.	For compliance with privacy and data protection laws in the various jurisdictions in Asia:

1.	Each of Client and SS&C warrants that it will implement and maintain appropriate written policies, the terms of which are reasonably designed to ensure its compliance with applicable privacy and data protection laws in any jurisdiction in Asia including the Australia Privacy Act 1988 (“Asia Data Protection Laws”) applicable to it.
2.	In respect to any Personal Information processed pursuant to this Agreement by SS&C, SS&C warrants and undertakes that it shall, and any of its subcontractors shall:
a.            put in place appropriate security programs to: protect against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access to such Personal Information; ensure that only authorized personnel have access to such information, processing equipment to be used to process such information; and to ensure that any persons whom it authorizes to have access to such information will respect and maintain all due confidentiality; and
b.            only carry out those actions in respect of the Personal Information processed on behalf of Client as are authorized by Client.
3.	In the event that the services involve the processing of Personal Information which is subject to the Japan Personal Information Protection Law or other applicable Japanese data protection laws regulations and guidance then the Parties agree to use commercially reasonable efforts to execute additional terms as agreed between the Parties.

In this Schedule D, the term Personal Information means “personal data” as that term is used in, and “process” and “processed” shall have the same meaning as ascribed to them under, the applicable data protection laws.